Exhibit 99.1

McDermott Reports First Quarter 2017 Financial and Operational Results

Strong Start to 2017 with Increased Guidance due to Increased Profitability and Cash Flow

Strategic MOU with Saudi Aramco Supports Leadership Position in the Middle East

Implementation Underway of First-of-its-Kind Software Platform to Deliver Best Industry Solutions for Project Lifecycle

Acquisition and Sale Leaseback of Deepwater Pipelay and Construction Vessel Amazon

Continued Focus on Company Taking the Lead Safety Culture led to 1-year LTI Free Company Wide

Company to Host Conference Call and Webcast Today at 7:30 a.m. Central Time

HOUSTON, April 25, 2017 (GLOBE NEWSWIRE) -- McDermott International, Inc. (NYSE:MDR) (“McDermott,” the “Company,” “we” or “us”) today announced financial and operational results for the first quarter ended March 31, 2017.

	($ in millions, except per share amounts)
	Three Months Ended		Delta
	Mar 31, 2017	Mar 31, 2016	Yr-over-Yr
Revenues	$519.4	$729.0	$(209.6)
Operating Income	56.0	36.0	20.0
Operating Margin	10.8%	4.9%	5.9%
Net Income (Loss) Attributable to McDermott	21.9	(2.2)	24.1
Diluted EPS	0.08	(0.01)	0.09
Adjusted Operating Income[1]	56.0	74.7	(18.7)
Adjusted Operating Margin[1]	10.8%	10.2%	0.6%
Adjusted Net Income Attributable to McDermott[1,2]	21.9	36.3	(14.4)
Adjusted Diluted EPS[1,2]	0.08	0.13	(0.05)

Cash Provided (Used) by Operating Activities	48.5	59.3	(10.8)

[1] Adjusted Operating Income and Adjusted Net Income include the following adjustments to Operating Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”) and GAAP Net Income, respectively:

· $6.4 million of restructuring charges during the first quarter of 2016. · $32.3 million of impairment charges during the first quarter of 2016.
The calculations of total and per share Adjusted Net Income and Adjusted Operating Income and margins are shown in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”  The appendix also includes additional information related to the adjustments mentioned above.
[2] Tax effects of Non-GAAP adjustments represent the tax impacts of the adjustments during the period. The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which we currently do not pay taxes and, therefore, no tax impact is applied to them. For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.

“McDermott saw a profitable and strategic start to 2017 and I am extremely pleased with our first quarter performance.  Excellent project execution and customer alignment led to cost savings, better than anticipated closeouts and customer driven change orders, driving McDermott’s profitability.  Over the past few years, we have worked to stabilize and optimize the business and are now taking long-term strategic steps to transform McDermott for sustainability and growth,” said David Dickson, President and Chief Executive Officer of McDermott.  “During the first quarter, we signed a strategic Memorandum of Understanding (“MOU”) with Saudi Aramco for a land lease at the new maritime facility at Ras Al Khair in Saudi Arabia, which we believe strengthens our leadership position in the Middle East.  We announced the strategic acquisition and sale leaseback of the Amazon vessel to build our ultradeepwater capabilities when upgraded as planned; and we also began implementation of a first-of-its-kind project lifecycle management software platform that will leverage data and analytics to improve efficiency and productivity and create a digital twin to mirror the as-built physical state with a living, up-to-date 3D model.  This new technology will position McDermott as a valued partner for our customers from concept to decommissioning.  Additionally, with continued focus on our Taking the Lead quality and safety culture, we achieved an outstanding full year LTI-free as a company.  While there were limited material contracts awarded in our market during the quarter, we still see a solid revenue pipeline, and these strategic investments help position McDermott for continued success as the market recovers.”

First Quarter 2017 Operating Results

First quarter 2017 earnings attributable to McDermott stockholders, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), were $21.9 million, or $0.08 per fully diluted share, compared to a net loss of $2.2 million, or $0.01 per fully diluted share, for the prior-year first quarter.  We generated first quarter 2017 net income of $21.9 million, or $0.08 per fully diluted share, for which there were no adjustments from GAAP, compared to an adjusted net income of $36.3 million, or $0.13 per adjusted fully diluted share, excluding restructuring charges of $6.4 million and impairment charges of $32.3 million, in the prior-year first quarter.

The Company reported first quarter 2017 revenues of $519.4 million, a decrease of $209.6 million, compared to revenues of $729.0 million for the prior-year first quarter.  The key projects driving revenue for the first quarter of 2017 were the ONGC Vashishta, Saudi Aramco Long Term Agreement II (“LTA II”), KJO Hout and INPEX Ichthys projects. The decrease from the prior-year first quarter is primarily due to reduced activity on Ichthys as the project progresses through the installation phase.

Our operating income for the first quarter of 2017 was $56.0 million, or an operating margin of 10.8%, compared to $36.0 million, or an operating margin of 4.9%, for the first quarter of 2016.  Our operating income for the first quarter of 2017 was $56.0 million, or an operating margin of 10.8%, for which there were no adjustments from GAAP, compared to $74.7 million, or an adjusted operating margin of 10.2%, for the first quarter of 2016, excluding the restructuring charges and impairment mentioned above.  Operating income for the first quarter of 2017 was primarily driven by fabrication and marine activity under the Saudi Aramco LTA II, marine activity on Karan-45 and progress on the Marjan power system replacement, fabrication activity on Yamal and fabrication on Abkatun-A2. These activities were partially offset by a decrease in activity on Ichthys and a decrease in active projects in AEA compared to the same quarter last year.

Cash provided by operating activities in the first quarter of 2017 was $48.5 million, a decrease compared to the $59.3 million of cash provided in the first quarter of 2016. The decrease was primarily driven by higher receivable collections from Pemex in the first quarter of 2016 compared to the first quarter of 2017.

Operational Review

We report financial results under three reportable segments consisting of (1) the Americas, Europe and Africa (“AEA”), (2) the Middle East (“MEA”) and (3) Asia (“ASA”). We also report certain corporate and other non-operating activities under the heading “Corporate and Other”. Corporate and Other primarily reflects costs that are not allocated to our reportable segments.

In the first quarter of 2017, we implemented changes to our financial reporting structure to better align with how we operate the business. Corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reportable segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources, are no longer apportioned to our reportable segments. Those expenses are now reported under “Corporate and Other”.

Revenue Pipeline	As of March 31, 2017
	AEA		MEA		ASA		Total
($ in billions)
Backlog	$0.5		$2.8		$0.6		$3.9
Bids & Change Orders Outstanding	1.6		1.0		0.5		3.1
Targets	4.6		5.1		2.9		12.6
Total	6.7		8.9		4.0		19.6

Operating Results	Three Months Ended March 31, 2017
	Segment Operating Results						Corporate & Other[1]
	AEA		MEA		ASA
($ in millions)
New Orders	$25.6		$50.4		$20.0		$-
Revenue	28.1		310.1		181.2		-
Book-to-Bill	0.9	x	0.2	x	0.1	x	-
Operating Income	0.2		64.4		29.8		(38.4)
Operating Margin	0.7%		20.8%		16.4%		-
Capex	5.3		5.9		3.5		48.2

[1] “Corporate and Other” includes corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reportable segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

As of March 31, 2017, the Company’s backlog was $3.9 billion, compared to $4.3 billion at December 31, 2016. Of the March 31, 2017 backlog, approximately 85% was related to offshore operations and approximately 15% was related to subsea operations. Order intake in the first quarter of 2017 totaled $96 million, resulting in a book-to-bill ratio of 0.2x.  At March 31, 2017, the Company had bids outstanding and target projects of approximately $3.1 billion and $12.6 billion, respectively, in its pipeline that it expects will be awarded in the market through June 30, 2018.  In total, the Company’s potential revenue pipeline, including backlog, was $19.6 billion as of March 31, 2017.

In the Americas, Europe and Africa (“AEA”) Area, during the first quarter of 2017, detail design and fabrication of the compression platform for the Abkatun-A2 project progressed with the project continuing to advance on schedule.  Front-end engineering and design (“FEED”) and early detailed engineering for a Caribbean gas development continued throughout the quarter and is progressing ahead of plan.  During the quarter, we were awarded the Hess Penn State subsea scope, which includes installation of a rigid pipeline that is scheduled to be fabricated in our Gulfport Spoolbase and reeled onto the NO 105 for installation offshore.  The project scope also includes installation of a 4,500 foot umbilical and four electrical flying leads, fabrication and installation of two pipeline end terminations (“PLETS”) and pipeline pre-commissioning and system start-up support. In our Altamira fabrication yard, upgrades to increase skidway and loadout capabilities are substantially complete, and the blast and paint facility foundations and framing have been installed. These upgrades are on track for completion early in the second quarter of 2017.

In the Middle East (“MEA”) Area, fabrication activity increased steadily through the first quarter, with the Jebel Ali and Dammam facilities operating at high levels of utilization.  Regional marine assets continued to operate in Qatar, Saudi Arabia and the Khafji Neutral Zone.  Qatar marine activity was focused on the RasGas Flow Assurance and Looping project, with the umbilical installation scope completed ahead of schedule.  Additionally, the DLV 2000 has now relocated to the Middle East, where she is expected to remain busy on existing contracts for most of 2017.  Installation of the KJO Hout structures was completed during the quarter, with pipeline activity and platform hook up and commissioning still remaining.  Project completion is still expected in the second quarter of 2017.  Engineering and procurement on the Saudi Aramco Lump Sum LTA II project are in the final stages, with focus now transitioning to fabrication.  Progress on the three Saudi Aramco projects awarded in the second quarter of 2016 remains on target.  The Safaniya Phase 5 and 4 Jackets and 3 Observation Platforms projects are in the engineering and procurement phases, with both slightly ahead of the overall planned progress. The Area’s exceptional QHSES performance was maintained through the quarter, now reaching 54 million man hours lost time incident (“LTI”) free.

In the Asia (“ASA”) Area, during the first quarter of 2017, the LV 108 carried out subsea construction and pre-commissioning works to prepare for the arrival of the floating facilities on the INPEX Ichthys project.  Also on Ichthys, we continued working collaboratively with INPEX and the supplier to rectify the subsea connector component issue identified in January 2017.  Engineering, procurement and fabrication of the pre-lay structures, in-line tees (“ILTs”) and PLETs for the Woodside Greater Western Flank Phase 2 pipeline project commenced in February, and the project is progressing on schedule.  In India, the ONGC Vashishta project continues to achieve significant progress with the completion of the shallow water section of pipelines and umbilical installation by the DB 30.  The fabrication of pipe stalks for the deepwater pipelay was completed utilizing McDermott’s mobile spoolbase in our consortium partner Larsen & Toubro’s fabrication yard in Kattupalli, along with the first and second loadouts onboard the NO 105.  The NO 105 also completed the installation of the first two deepwater pipeline sections and continues to install the remaining two.  The DB 30 is scheduled to mobilize at the end of April 2017 for the Brunei Shell Petroleum offshore pipelines installation.  In our Batam fabrication yard, fabrication of the modules for the Yamal LNG project is reaching the final completion stage with sailaway scheduled in April 2017.  Also in Batam, the fabrication of 14 jackets for Saudi Aramco is progressing well, with 3 of the 14 jackets complete and sailed on a fast transport vessel to Ras Tanura, Saudi Arabia.

In the first quarter of 2017 for Corporate and Other, costs were mainly attributable to selling, general, and administrative costs of $12.9 million and unallocated direct operating expenses of $27.3 million. Unallocated direct operating expenses were primarily driven by the underutilization of marine assets which incurred less than standard activity during the first quarter. These expenses were offset by a gain of $3.4 million on the sale of certain thrusters.

2017 Guidance

($ in millions, except per share amounts or as indicated for revenues)

	Initial FY'17 Guidance	Updated FY'17 Guidance
Revenues	~$3.2B	~$3.2B
Operating Income	~$225	~$265
Operating Margin	~7.0%	~8.0%
Net Income[1]	~$80	~$120
Diluted Income Per Share	~$0.29	~$0.42

Debt Measures
Net Interest Expense[2]	~$70	~$70
Cash Interest / DIC Amortization Interest	~$60/ ~$10	~$60/ ~$10
Ending Cash, Restricted Cash and Cash Equivalents	~$450	~$550
Ending Gross Debt[3]	~$770	~$770

Other Financial Measures
Income Tax Expense	~$70	~$70
EBITDA[4]	~$325	~$365
Cash from Operating Activities	~$(15)	~$85
Capex	~$120	~$120
Free Cash Flow[4]	~$(135)	~$(35)
Adjusted Free Cash Flow[4]	~$(83)	~$17
Corporate and Other[5]	NA	~$(190)

~ = approximately
[1] Our forecasted GAAP net income attributable to McDermott does not include any amount representing 2017 year end pension actuarial gain or loss, because we have no basis to estimate pension actuarial gain or loss amounts for the forecast period and cannot estimate such amount without unreasonable effort.
[2] Net Interest Expense is gross interest expense less capitalized interest and interest income.
[3] Ending Gross Debt excludes debt issuance costs.
[4] The calculations of EBITDA, Free Cash Flow and Adjusted Free Cash Flow, which are Non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to GAAP Financial Measures.”
[5] “Corporate and Other” includes corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reportable segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

The increase in 2017 guidance is mainly attributable to increased profitability and cash flow due to closeouts from excellent project execution in the first quarter of 2017, as well as customer driven change orders awarded this quarter.  While we expect change orders, close-outs and settlements to continue as part of our normal business activities, the period in which they are recognized is largely driven by the finalization of agreements with customers and suppliers and, as a result, is difficult to predict.

We previously reported it was reasonably possible costs on the INPEX Ichthys project could increase by an additional $10 million due to a failure identified in a supplier-provided subsea-pipe connector component, which had previously been installed. However, we have continued to mitigate the $10 million risk and now believe the range of reasonably possible additional costs has decreased to $5 million.

Costs forecasted under Corporate and Other include $115 million of unallocated direct operating expenses resulting from the expected underutilization of our marine assets during 2017.

Other Financial Information

Weighted average common shares outstanding on a fully diluted basis were approximately 282.3 million and 239.1 million for the quarters ended March 31, 2017 and 2016, respectively.  Additional shares of 38.0 million related to the Tangible Equity Units (“TEUs”), as well as other potentially dilutive shares, were included in the quarterly dilution calculation for the quarter ended March 31, 2017.  Subsequent to quarter end, on or about April 3, 2017, we delivered 40.8 million shares of our common stock related to the settlement of the TEUs.

Conference Call

McDermott has scheduled a conference call and webcast related to its first quarter 2017 results today at 7:30 a.m. U.S. Central Time.  Interested parties may listen over the Internet through a link posted in the Investor Relations section of McDermott’s website. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 859-2056, Passcode 2104294. In addition, a presentation will be available on the Investor Relations section of McDermott’s website that contains supplemental information on McDermott’s financials, operations and 2017 Guidance.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”) and module fabrication services for upstream field developments worldwide. McDermott delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons.  Our customers include national and major energy companies.  Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 13,500 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver.  McDermott has served the energy industry since 1923, and shares of its common stock are listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

Non-GAAP Measures

This press release includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations.

Non-GAAP measures are comprised of the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income and operating income margin for the Company, in each case excluding the impact of certain identified items.  The excluded items represent items that our management does not consider to be representative of our normal operations.  We believe that total and diluted per share adjusted net income (loss) and adjusted operating income and operating margin are useful measures for investors to review because they provide a consistent measure of the underlying financial results of our ongoing business and, in our management’s view, allows for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses adjusted net income (loss) and adjusted operating income as a measure of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

The Forecast non-GAAP measures we have presented in this press release include forecast free cash flow, adjusted free cash flow and EBITDA, in each case excluding the impact of certain identified items. We believe these forward-looking financial measures are within reasonable measure.  We define “free cash flow” as cash flows from operations less capital expenditures.  We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance shareholder value, such as making acquisitions or other investments.  Our management uses free cash flow for that reason.  Additionally, adjusted free cash flow represents free cash flow plus cash expected as a result of the sale leaseback arrangement for the acquisition of the Amazon vessel.  We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes.  We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry.  Our management also uses EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash that we must use to service our debt or pay our income taxes, and thus does reflect the funds actually available for capital expenditures, dividends or various other purposes.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures in other companies’ reports.   You should not consider EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables set forth at the end of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, among other things, statements about backlog, bids and change orders outstanding, target projects and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, our beliefs with respect to the expected benefits to be derived from recent strategic activities, including the MOU signed with Saudi Aramco, the planned upgrades to the Amazon and the implementation of the project lifecycle management software platform, the expected scope, execution and timing associated with the projects discussed, the expected timing of upgrades to our Altamira fabrication yard, the expected utilization of the DLV 2000, McDermott’s earnings and other guidance for 2017 and expectations related to the guidance, expectations with respect to change orders, close-outs and settlements,  our expectations with respect to the range of additional costs on the Ichthys project related to the subsea-pipe connector component issue identified in January 2017 and the expected underutilization of our marine assets in 2017. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and other business counterparties, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings.  If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected.  You should not place undue reliance on forward looking statements.  For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2016 and subsequent quarterly reports on Form 10-Q. This press release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months Ended March 31,
	2017	2016
	(In thousands, except share and per share amounts)
Revenues	$519,431	$729,032

Costs and Expenses:
Cost of operations	428,590	616,002
Research and development expenses	480	31
Selling, general and administrative expenses	36,587	38,328
Other operating (income) expenses	(2,211)	38,678
Total costs and expenses	463,446	693,039

Operating income	55,985	35,993

Other income (expense):
Interest expense, net	(17,706)	(11,238)
Other non-operating income (expense), net	614	(3,391)
Total other expense	(17,092)	(14,629)

Income before provision for income taxes	38,893	21,364

Provision for income taxes	10,771	19,330

Income before loss from Investments in Unconsolidated Affiliates	28,122	2,034

Loss from Investments in Unconsolidated Affiliates	(3,927)	(4,478)

Net income (loss)	24,195	(2,444)

Less: Net income (loss) attributable to noncontrolling interest	2,279	(272)

Net income (loss) attributable to McDermott International, Inc.	$21,916	$(2,172)

Net income (loss) per share attributable to McDermott International, Inc.:
Basic	$0.09	$(0.01)
Diluted	$0.08	$(0.01)

Shares used in the computation of net income (loss) per share:
Basic	241,829,988	239,137,912
Diluted	282,285,595	239,137,912

McDERMOTT INTERNATIONAL, INC.
EARNINGS PER SHARE COMPUTATION

	Three Months Ended March 31,
	2017	2016
	(In thousands, except share and per share amounts)

Net income (loss) attributable to McDermott International, Inc.	$21,916	$(2,172)

Weighted average common shares (basic)	241,829,988	239,137,912
Effect of dilutive securities:
Tangible equity units	38,000,936	-
Stock options, restricted stock and restricted stock units	2,454,671	-
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	282,285,595	239,137,912

Net income (loss) attributable to McDermott International, Inc.
Basic:	$0.09	$(0.01)
Diluted:	$0.08	$(0.01)

SUPPLEMENTARY DATA

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Depreciation & amortization	$21,381	$24,542
Capital expenditures	62,849	31,900
Backlog	3,898,357	3,841,367

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(In thousands, except share and per share amounts)
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$623,538	$595,921
Restricted cash and cash equivalents	18,221	16,412
Accounts receivable—trade, net	199,252	334,384
Accounts receivable—other	45,660	36,929
Contracts in progress	473,741	319,138
Other current assets	38,555	29,599
Total current assets	1,398,967	1,332,383
Property, plant and equipment	2,599,623	2,586,179
Less accumulated depreciation	(914,208)	(898,878)
Property, plant and equipment, net	1,685,415	1,687,301
Accounts receivable—long-term retainages	101,004	127,193
Investments in Unconsolidated Affiliates	13,259	17,023
Deferred income taxes	20,083	21,116
Other assets	31,435	37,214
Total assets	$3,250,163	$3,222,230

Liabilities and Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$45,206	$48,125
Accounts payable	270,284	173,203
Accrued liabilities	273,585	277,584
Advance billings on contracts	89,703	192,486
Income taxes payable	18,851	17,945
Total current liabilities	697,629	709,343
Long-term debt	720,225	704,395
Self-insurance	17,013	16,980
Pension liabilities	19,326	19,471
Non-current income taxes	59,458	60,870
Other liabilities	117,607	115,703
Commitments and contingencies
Stockholders' equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares;
issued 251,489,592 and 249,690,281 shares, respectively	251,490	249,690
Capital in excess of par value (including prepaid common stock purchase contracts)	1,691,164	1,695,119
Accumulated deficit	(204,851)	(226,767)
Accumulated other comprehensive loss	(64,484)	(66,895)
Treasury stock, at cost: 8,447,797 and 8,302,004 shares, respectively	(95,953)	(94,957)
Stockholders' Equity—McDermott International, Inc.	1,577,366	1,556,190
Noncontrolling interest	41,539	39,278
Total equity	1,618,905	1,595,468
Total liabilities and equity	$3,250,163	$3,222,230

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
	2017	2016
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$24,195	$(2,444)
Non-cash items included in net income (loss):
Depreciation and amortization	21,381	24,542
Impairment loss	-	32,311
Stock-based compensation charges	4,637	1,484
Loss from investments in Unconsolidated Affiliates	3,927	4,478
Other non-cash items	2,990	2,466
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	161,321	(61,248)
Contracts in progress, net of Advance billings on contracts	(241,700)	50,839
Accounts payable	95,276	16,762
Accrued and other current liabilities	1,869	(16,112)
Other assets and liabilities, net	(25,444)	6,202
Total cash provided by operating activities	48,452	59,280

Cash flows from investing activities:
Purchases of property, plant and equipment	(62,849)	(31,900)
Proceeds from asset dispositions	55,391	-
Investments in Unconsolidated Affiliates	-	(4,105)
Total cash used in investing activities	(7,458)	(36,005)

Cash flows from financing activities:
Repayment of debt	(5,167)	(4,752)
Repurchase of common stock	(6,614)	(2,200)
Total cash provided by used in financing activities	(11,781)	(6,952)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	213	(139)
Net increase in cash, cash equivalents and restricted cash	29,426	16,184
Cash, cash equivalents and restricted cash at beginning of period	612,333	781,645
Cash, cash equivalents and restricted cash at end of period	$641,759	$797,829

McDERMOTT INTERNATIONAL, INC. RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

McDermott reports its financial results in accordance with the U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended
	Mar 31, 2017	Mar 31, 2016
(In thousands, except share and per share amounts)

GAAP Net Income Attributable to MDR	$21,916	$(2,172)

Less: Adjustments
Restructuring charges[1]	-	6,367
Impairment loss[2]	-	32,311
Total Non-GAAP Adjustments	-	38,678
Tax Effect of Non-GAAP Changes[3]	-	(170)
Total Non-GAAP Adjustments (After Tax)	-	38,508

Non-GAAP Adjusted Net Income Attributable to McDermott	$21,916	$36,336

GAAP Operating Income	$55,985	$35,993
Non-GAAP Adjustments[4]	-	38,678
Non-GAAP Adjusted Operating Income	$55,985	$74,671
Non-GAAP Adjusted Operating Margin	10.8%	10.2%

GAAP Diluted EPS	$0.08	$(0.01)
Non-GAAP Adjustments	-	0.14
Non-GAAP Diluted EPS[5]	$0.08	$0.13

Shares used in computation of income per share:
Basic	241,829,988	239,137,912
Diluted	282,285,595	280,093,343

Cash flows from operating activities	$48,452	$59,280
Capital expenditures	(62,849)	(31,900)
Free cash flow	$(14,397)	$27,380

GAAP Revenue	$519,431	$729,032

[1] Restructuring charges were primarily associated with personnel reductions, facility closures, consultant fees, lease terminations and asset impairments.
[2] During the first quarter of 2016, we recognized $32.3 million of impairment charge related to our Agile vessel following the customer’s termination of the vessel charter in May 2016 and given the lack of opportunities for this vessel. The Agile was decommissioned and disposed of in the third quarter of 2016.
[3] Represents tax effects of Non-GAAP adjustments.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which we currently do not pay taxes and, therefore, no tax impact is applied to them.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.
[4] Includes the Non-GAAP adjustments described in footnotes 1 and 2 above.
[5] Diluted EPS is calculated using a share count determined by whether the period has a net income or a net loss. In the event of net income, Diluted EPS uses the fully diluted share count; however, in the event of a net loss, the potentially dilutive shares are excluded from the share count as they are anti-dilutive.

McDERMOTT INTERNATIONAL, INC. RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

	Initial FY'17 Guidance	Updated FY'17 Guidance
(In millions)

Cash flows from operating activities	~$(15)	~$85
Capital expenditures	~120	~120
Free cash flow	~$(135)	~$(35)
Cash received from Amazon sale leaseback arrangement	~52	~52
Adjusted free cash flow	~$(83)	~$17

GAAP Net Income (Loss) Attributable to McDermott	~$80	~$120
Add:
Depreciation and amortization	~105	~105
Interest expense, net	~70	~70
Provision for taxes	~70	~70
EBITDA	~$325	~$365

CONTACT:

Investors & Financial Media
Kathy Murray
Vice President, Treasurer and Investor Relations
281.870.5147
kamurray@mcdermott.com